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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS CONSENT

The Board of Directors and Stockholders
Selective Insurance Group, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-10477) on Form S-8 of Selective Insurance Group, Inc. of our report dated June 25, 2002, relating to the statements of net assets available for plan participants of Selective Insurance Retirement Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan participants for the years then ended, and related schedule, which report appears in the December 31, 2001 annual report on Form 11-K of Selective Insurance Group, Inc.

/s/ KPMG LLP
New York, New York
June 26, 2002

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